Exhibit 1a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Pension Committee
Mettler-Toledo, LLC Enhanced Retirement Savings Plan

We consent to the incorporation by reference in the Registration Statement (No. 333-31636) on Form S-8 of the Mettler-Toledo International Inc. of our report dated June 27, 2016, with respect to the statements of net assets available for benefits (modified cash basis) of Mettler-Toledo, LLC Enhanced Retirement Savings Plan as of December 31, 2015 and 2014, the related statements of changes in net assets available for benefits (modified cash basis) for the years then ended, and the related supplemental schedule as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 11-K of the Mettler-Toledo, LLC Enhanced Retirement Savings Plan.

Columbus, Ohio                                /s/ Clark, Schaefer, Hackett & Co.
June 27, 2016

15